Exhibit 4.18

COMDIAL CORPORATION

BRIDGE FINANCING SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) made as of this              day of February 2004 between Comdial Corporation, a corporation organized under the laws of the State of Delaware with offices at 106 Cattlemen Road, Sarasota, Florida 34232 (the “Company”), and the undersigned (the “Subscriber”).

WHEREAS, the Company desires to issue in a private placement to “accredited investors” (the “Placement”) a minimum of 10 (the “Minimum Offering”) and a maximum of 60 (the “Maximum Offering”) units (“Units”) (or fractions thereof) on the terms and conditions set forth herein, and the Subscriber desires to acquire the number of Units set forth on the signature page hereof; and

WHEREAS, the Maximum Offering may be increased without notice to the Subscribers by up to 40 Units at the discretion of Commonwealth Associates, L.P., the placement agent for the Placement (the “Placement Agent”) for the purpose of covering over-subscriptions; and

WHEREAS, each Unit shall consist of: (i) $100,000 principal amount of 8% subordinated convertible promissory notes, substantially in the form attached hereto as Exhibit A (the “Notes”) and (ii) three-year warrants (the “Warrants”), substantially in the form attached hereto as Exhibit B, to purchase 20,000 shares of Common Stock (the “Warrant Shares”) at an exercise price equal to the average closing price for the five trading days immediately prior to the date of closing (the “Closing Date”); and

WHEREAS, the Notes shall automatically convert into either (i) the same type of securities as issued by the Company in connection with any private placement that is managed by the Placement Agent and which raises at least $4,000,000 of gross proceeds and is closed on or before May 14, 2004, or (ii) shares of the Company’s Common Stock at a conversion price of $3.38 per share, in the event that 50% or more of the Senior Subordinated Secured Convertible Notes issued by the Company in September and October 2002 in the original principal amount of $13,316,800 (the “Senior Notes”) have converted into Common Stock on or before May 14, 2004 at a price per share not less than $3.38 (each a “Subsequent Financing”).

WHEREAS, in the event that a Subsequent Financing does not occur by May 14, 2004, as set forth above, then the Bridge Notes may, at the sole discretion of each of the holders of the Notes, convert into shares of Common Stock of the Company at a conversion price of $2.50 per share (the “Bridge Shares”).

WHEREAS, the Notes shall be (i) unsecured and (ii) subordinated in all rights to the Senior Notes; and

WHEREAS, the Warrant Shares and Bridge Shares are entitled to registration rights on the terms set forth in this Subscription Agreement; and

WHEREAS, the Subscriber is delivering simultaneously herewith a completed confidential investor questionnaire (the “Questionnaire”).

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

I.	SUBSCRIPTION FOR UNITS AND REPRESENTATIONS BY AND COVENANTS OF SUBSCRIBER

1.1 Subscription for Units. Subject to the terms and conditions hereinafter set forth, the Subscriber hereby subscribes for and agrees to purchase from the Company such number of Units as is set forth upon the signature page hereof at a price equal to $100,000 per Unit and the Company agrees to sell such Units to the Subscriber for said purchase price.

1.2 Reliance on Exemptions. The Subscriber acknowledges that the Placement has not been reviewed by the United States Securities and Exchange Commission (the “SEC”) or any state agency because of the Company’s representations that this is intended to be a nonpublic offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”) and state securities laws. The Subscriber understands that the Company is relying in part upon the truth and accuracy of, and the Subscriber’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Subscriber set forth herein and in the Questionnaire in order to determine the availability of such exemptions and the eligibility of the Subscriber to acquire the Units.

1.3 Investment Purpose. The Subscriber represents that the Notes and Warrants comprising the Units are being purchased for its own account, for investment purposes only and not for distribution or resale to others in contravention of the registration requirements of the 1933 Act. The Subscriber agrees that it will not sell or otherwise transfer the Notes, the Warrants, the Warrant Shares or, if applicable, the Bridge Shares (collectively, the “Securities”) unless they are registered under the 1933 Act or unless an exemption from such registration is available.

1.4 Accredited Investor. The Subscriber represents and warrants that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the 1933 Act, as indicated by its responses to the Questionnaire, and that it is able to bear the economic risk of any investment in the Units. The Subscriber further represents and warrants that the information furnished in the Questionnaire is accurate and complete in all material respects.

1.5 Risk of Investment. The Subscriber recognizes that the purchase of Units involves a high degree of risk in that: (i) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Securities; (ii) transferability of the Securities is limited; and (iii) the Company may require substantial additional funds to operate its business and there can be no assurance that the Maximum Offering will be completed or that any other funds will be available to the Company, in addition to all of the other risks set forth in the SEC Documents (as defined in Section 1.6 hereof).

1.6 Information. The Subscriber acknowledges that the Company has made available for its review: (a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, (b) the Company’s Quarterly Reports, on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, (c) the Company’s Proxy Statement for the annual meeting of shareholders held on May 8, 2003, (d) the Company’s Definitive Information Statement dated and filed with the SEC on October 27, 2003, and (e) the Company’s Current Reports on Form 8-K filed with the SEC on June 10, 2003, August 15, 2003, November 17, 2003 and January 9, 2004, as amended on January 14, 2004, (collectively the “SEC Documents”) and hereby represents that: (i) the Subscriber has been furnished by the Company during the course of this transaction with all information regarding the Company which it has requested; and (ii) that the Subscriber has been afforded the opportunity to ask questions of and receive answers from duly authorized officers of the Company concerning the terms and conditions of the Placement, and any additional information which it has requested, if any.

1.7 No Representations. The Subscriber hereby represents that, except as expressly set forth in (a) this Subscription Agreement, (b) the Notes, (c) the Warrants, and (e) all exhibits, schedules and appendices which are part of the aforementioned documents, (collectively, the “Offering Documents”), no representations or warranties have been made to the Subscriber by the Company or any agent, employee or affiliate of the Company, including the Placement Agent, and in entering into this transaction the Subscriber is not relying on any information other than that contained in the Offering Documents, the SEC Documents and the results of independent investigation by the Subscriber.

1.8 Tax Consequences. The Subscriber acknowledges that the Placement may involve tax consequences and that the contents of the Offering Documents do not contain tax advice or information. The Subscriber acknowledges that he must retain his own professional advisors to evaluate the tax and other consequences of an investment in the Units.

1.9 Transfer or Resale. The Subscriber understands that Rule 144 (the “Rule”) promulgated under the 1933 Act requires, among other conditions, a one-year holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements under the 1933 Act. The Subscriber understands and hereby acknowledges that the Company is under no obligation to register the securities comprising the Units under the 1933 Act, with the exception of certain registration rights covering the resale of the Warrant Shares and Bridge Shares set forth in Article V hereof.

1.10 Legends. The Subscriber understands that the certificates or other instrument representing the Securities, until such time as they have been registered under the 1933 Act, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates or other instruments):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR

APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A REASONABLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS, OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above shall be removed and the Company shall issue a certificate or other instrument without such legend to the holder of the Securities upon which it is stamped, if (a) such Securities are being sold by the holder pursuant to an effective registration statement under the 1933 Act, or (b) such holder delivers to the Company an opinion of counsel, in a reasonably satisfactory and acceptable form to the Company and its counsel directed to the Company or expressly providing that the Company may rely thereon, that a disposition of the Securities is being made pursuant to an exemption from such registration.

1.11 No General Solicitation. The Subscriber represents that the Subscriber was not induced to invest by any of the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over the news or radio; and (ii) any seminar or meeting whose attendees were invited by any general solicitation or advertising.

1.12 Validity; Enforcement. If the Subscriber is a corporation, partnership, trust or other entity, the Subscriber represents and warrants that: (a) it is authorized and otherwise duly qualified to purchase and hold the Units; and (b) that this Subscription Agreement has been duly and validly authorized, executed and delivered and constitutes the legal, binding and enforceable obligation of the undersigned.

1.13 Address. The Subscriber hereby represents that the address of Subscriber furnished by the Subscriber at the end of this Subscription Agreement is the undersigned’s principal residence if the Subscriber is an individual or its principal business address if it is a corporation or other entity.

1.14 No Hedging Transactions. The Subscriber hereby agrees not to engage in any Hedging Transaction until such time as the Warrant Shares have been registered for resale under the 1933 Act or may otherwise be sold in the public market without an effective registration statement under the 1933 Act. “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Company’s Common Stock or any rights, warrants, options or other securities that are convertible into, or exercisable or exchangeable for, Common Stock.

1.15 Placement Agent. The Subscriber agrees that neither the Placement Agent or any of its directors, officers, employees or agents shall be liable to any Subscriber for any action taken or omitted to be taken by it in connection therewith, except for willful misconduct or gross negligence. The Subscriber acknowledges that the Placement Agent will receive the fee set forth in Section 3.2. The Subscriber further acknowledges that the Placement Agent or any of its directors, officers, employees, agents or affiliates may participate in this Placement and may currently be securityholders of the Company.

1.16 Foreign Subscriber. If the Subscriber is not a United States person, such Subscriber hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities comprising the Units or any use of this Subscription Agreement, including: (a) the legal requirements within its jurisdiction for the purchase of the Units; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. Such Subscriber’s subscription and payment for, and his or her continued beneficial ownership of the Securities, will not violate any applicable securities or other laws of the Subscriber’s jurisdiction.

1.17 NASD Member. The Subscriber acknowledges that if it is a Registered Representative of a NASD member firm, the Subscriber must give such firm notice required by the NASD’s Rules of Fair Practice, receipt of which must be acknowledged by such firm on the signature page hereof.

II.	REPRESENTATIONS BY THE COMPANY

The Company represents and warrants to the Subscriber, except as set forth in the SEC Documents or the disclosure schedules attached hereto:

2.1 Securities Law Compliance. The offer, offer for sale, and sale of the Units have not been registered under the 1933 Act. The Units are to be offered, offered for sale and sold in reliance upon the exemptions from the registration requirements of Section 4 of the 1933 Act. The Company will use its commercially reasonable efforts to conduct the Placement in compliance with the requirements of Regulation D of the General Rules and Regulations under the 1933 Act and applicable state “blue sky” laws, and the Company will file all appropriate notices of offering with the SEC. The Company has prepared the Offering Documents. The Offering Documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the completion of the Placement or other termination of this Subscription Agreement any event shall occur as a result of which it might become necessary to amend or supplement the Offering Documents so that they do not include any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then existing, not misleading, the Company will promptly notify the Subscriber and will supply the Subscriber with amendments or supplements correcting such statement or omission.

2.2 Organization and Qualification. The Company is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized, and has the requisite power and authorization to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Subscription Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition of the Company, or on the transactions contemplated hereby, or by the other Offering Documents or the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Offering Documents.

2.3 Capitalization. The authorized, issued and outstanding capital stock of the Company as of September 30, 2003, is set forth in the SEC Documents. All of such outstanding shares have been and are, or upon issuance will be duly authorized, validly issued, fully paid and non-assessable. The Company further represents (i) no shares of the Company’s capital stock are subject to preemptive rights under Delaware law or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding debt securities issued by the Company; (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company; (iv) there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the 1933 Act; (v) there are no outstanding securities of the Company that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in the Offering Documents that shall not have been waived prior to the first closing (the “Initial Closing”); and (vii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. To the knowledge of the Company, all prior sales of securities of the Company were either registered under the 1933 Act and applicable state securities laws or exempt from such registration, and, to the knowledge of the Company, no security holder has any rescission rights with respect thereto.

2.4 Subsidiaries and Investments. The Company has no subsidiaries, and the Company does not own, directly or indirectly, any capital stock or other equity ownership or proprietary interests in any other corporation, association, trust, partnership, joint venture or other entity.

2.5 SEC Documents; Financial Statements. The SEC Documents represent all reports, schedules, forms, statements and other documents required to be filed by it since December 31, 2002 with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). The Company has made available to the Subscriber or its representatives copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material). The Company has no reason to believe its independent auditors will withhold their consent to the inclusion of their audit opinion concerning the Company’s financial statements which are to be included in any Registration Statement.

2.6 Absence of Changes. Since September 30, 2003, other than as set forth in the SEC Documents and Schedule 2.6 to this Subscription Agreement, the Company has not (i) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities incurred in the usual and ordinary course of business and consistent with past practices, having individually or in the aggregate a Material Adverse Effect, (ii) made or suffered any changes in its contingent obligations by way of guaranty, endorsement (other than the endorsement of checks for deposit in the usual and ordinary course of business), indemnity, warranty or otherwise, (iii) discharged or satisfied any liens or paid any obligation or liability other than current liabilities shown on the balance sheet dated as of September 30, 2003, and current liabilities incurred since the date of the balance sheet dated as of September 30, 2003, in each case in the usual and ordinary course of business and consistent with past practices, (iv) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, (v) sold, transferred or leased any of its assets except in the usual and ordinary course of business and consistent with past practices, (vi) cancelled or compromised any debt or claim, or waived or released any right, of material value, (vii) suffered any physical damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, business or prospects of the Company, (viii) entered into any transaction other than in the usual and ordinary course of business except for this Subscription Agreement and the other Offering Documents and the related agreements referred to herein and therein, (ix) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding equity securities, (x) suffered or experienced any change in, or condition affecting, its condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business and consistent with past practices, having (either by itself or in conjunction with all such other changes, events and conditions) a Material Adverse Effect or (xi) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted.

2.7 Title. The Company has good and marketable title to all properties and assets owned by it, free and clear of all liens, charges, encumbrances or restrictions, except such as are not significant or important in relation to the Company’s business; all of the material leases and subleases under which the Company is the lessor or sublessor of properties or assets or under which the Company holds properties or assets as lessee or sublessee are in full force and effect, and the Company is not in default in any material respect with respect to any of the terms or provisions of any of such leases or subleases, and no material claim has been asserted by anyone adverse to rights of the Company as lessor, sublessor, lessee or sublessee under any of the leases or subleases mentioned above, or affecting or questioning the right of the Company to continued possession of the leased or subleased premises or assets under any such lease or sublease. The Company owns or leases all such properties as are necessary to its operations as described in the Offering Documents.

2.8 Proprietary Rights. The Company owns, or is duly licensed to use or possess, or possesses exclusive and enforceable rights to use all patents, patent applications, trademarks, service marks, copyrights, trade secrets, processes, formulations, technology or know-how used in the conduct of its business (the “Proprietary Rights”). The Company has not received any notice of any claims, nor does it have any knowledge of any threatened claims, and knows of no facts which would form the basis of any claim, asserted by any person to the effect that the sale or use of any product or process now used or offered by the Company or proposed to be used or offered by the Company infringes on any patents or infringes upon the use of any such Proprietary Rights of another person and, to the best of the Company’s knowledge, no others have infringed the Company’s Proprietary Rights.

2.9 Litigation. There is no material action, suit, investigation, customer complaint, claim or proceeding at law or in equity by or before any arbitrator, court, governmental instrumentality or agency, self-regulatory organization or body or public board now pending or, to the knowledge of the Company, threatened against the Company of any of the Company’s officers or directors in their capacities as such (or basis therefor known to the Company), the adverse outcome of which would have a Material Adverse Effect. The Company is not subject to any judgment, order, writ, injunction or decree of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that have a Material Adverse Effect.

2.10 Non-Defaults; Non-Contravention. The Company is not in violation of or default under, nor will the execution and delivery of this Subscription Agreement or any of the other Offering Documents or consummation of the transactions contemplated herein or therein result in a violation of or constitute a default in the performance or observance of any obligation under: (i) its Certificate of Incorporation, or its By-laws; or (ii) any indenture, mortgage, contract, material purchase order or other agreement or instrument to which the Company is a party or by which it or its property is bound, where such violation or default would have a Material Adverse Effect; or (iii) any material order, writ, injunction or decree of any court of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including, to the Company’s knowledge, federal and state securities laws and regulations ),where such violation or default would have a Material Adverse Effect, and there exists no condition, event or act that constitutes a default under any of the foregoing, which in either case would have a Material Adverse Effect.

2.11 Taxes. The Company has filed all tax returns that are required to be filed by it or otherwise met its disclosure obligations to the relevant agencies and all such returns are true and correct. The Company has paid or adequately provided for all tax liabilities of the Company as reflected on such returns or pursuant to any assessments received by it or that it is obligated to withhold from amounts owing to any employee, creditor or third party. The Company has properly accrued all taxes required to be accrued by GAAP consistently applied. The income tax returns of the Company have not been audited by any government or regulatory authorities with in the last five years. The Company has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to any tax assessment or deficiency.

2.12 Compliance With Laws; Licenses, Etc. The Company has not received notice of any violation of or noncompliance with any laws, ordinances, regulations and orders applicable to its business that would have a Material Adverse Effect and that has not been cured. The Company has all material licenses and permits and other governmental certificates, authorizations and permits and approvals (collectively, “Licenses”) required by every government or regulatory body for the operation of its business as currently conducted and the use of its properties. The Licenses are in full force and effect and to the Company’s knowledge no violations currently exist in respect of any License and no proceeding is pending or threatened to revoke or limit any thereof.

2.13 Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Subscription Agreement and the other Offering Documents, to file and perform its obligations under the Offering Documents, and to issue the Securities in accordance with the terms of the Offering Documents. The execution and delivery of the Offering Documents by the Company and the consummation by the Company of the transactions contemplated by the Offering Documents, including without limitation the issuance of the Securities, have been duly authorized by the Company’s board of directors.

2.14 Authorization of Securities. The issuance, sale and delivery of the Notes and the Warrants have been duly authorized by all requisite corporate action of the Company. When so issued, sold and delivered in accordance with the Offering Documents for the consideration set forth therein, the Notes and the Warrants will be duly executed, issued and delivered and will constitute valid and legal obligations of the Company enforceable in accordance with their respective terms and, in each case, will not be subject to preemptive or any other similar rights of the stockholders of the Company or others which rights shall not have been waived prior to the Initial Closing. Prior to the Initial Closing, the Warrant Shares will be duly reserved for issuance upon exercise of all or any of the Warrants and when so issued, sold, paid for and delivered for the consideration set forth in the Offering Documents, the Warrant Shares will be validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive or any other similar rights of the stockholders of the Company or others which rights shall not have been waived prior to the Initial Closing.

2.15 Exemption from Registration. Assuming the accuracy of the information provided by the respective Subscribers in the Subscription Agreements, the offer and sale of the Units pursuant to the terms of this Subscription Agreement are exempt from the registration requirements of the 1933 Act and the rules and regulations promulgated thereunder.

2.16 Brokers. Neither the Company nor any of its officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated by this Subscription Agreement.

2.17 Title to Securities. When the Notes and the Warrants have been duly delivered to the purchasers participating in the Placement and payment shall have been made therefor, the several purchasers shall receive from the Company good and marketable title to such securities free and clear of all liens, encumbrances and claims whatsoever (with the exception of claims arising through the acts or omissions of the purchasers and except as arising from applicable federal and state securities laws), and the Company shall have paid all taxes, if any, in respect of the original issuance thereof.

2.18 Consents. Except as contemplated by this Subscription Agreement, to the Company’s knowledge, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Offering Documents. Except as otherwise provided in the Offering Documents, all consents, authorizations, orders, filings and registrations that the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company is unaware of any facts or circumstances that might prevent the Company from obtaining or effecting any of the foregoing.

2.19 No General Solicitation. None of the Company, any of its affiliates, and, to the Company’s knowledge, any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

III.	TERMS OF SUBSCRIPTION

3.1 Offering Period. The offering period for the Placement will continue until the earlier of (a) 11:59 PM Eastern time on March 12, 2004 or (b) the sale of the Maximum Offering (the “Termination Date”). Provided the Minimum Offering shall have been subscribed for on or prior to the Termination Date, funds representing the sale thereof shall have cleared, and all conditions to closing have been satisfied or waived and neither the Company nor the Placement Agent have notified the other that they do not intend to effect the closing of the Minimum Offering, the Initial Closing shall take place at the offices of counsel to the Company, Greenberg Traurig LLP, 200 Park Avenue, New York, New York 10166, or such other location as mutually agreed to by the Company and the Placement Agent within three business days thereafter. At the Initial Closing, payment for the Units issued and sold by the Company shall be made against delivery of the Notes and the Warrants comprising such Units. Subsequent closings (each of which shall be deemed a “Closing” hereunder) shall take place at any time prior to the Termination Date as may be mutually agreed to by the Company and the Placement Agent. The date of the last closing of the Placement is hereinafter referred to as the “Final Closing” and the date of any Closing hereunder is hereinafter referred to as a “Closing Date.”

3.2 Expenses. Simultaneously with payment for and delivery of the Units at each Closing, the Company shall pay to the Placement Agent a cash fee equal to 7.5% of the gross proceeds of the Units sold. The Company shall also reimburse the Placement Agent for actual and reasonable out-of-pocket expenses incurred in connection with the Offering, including, without limitation, the reasonable fees and expenses of its counsel, due diligence investigation expenses, travel and mailing expenses. In the event of a Subsequent Financing, any fee received by the Placement Agent hereunder for any Subscriber which participates in such Subsequent Financing shall be credited against any fee due the Placement Agent for such Subsequent Financing. The Company shall also pay all expenses in connection with the qualification of the Securities under the blue sky laws of the states which the Placement Agent shall designate, including legal fees, filing fees and disbursements of Placement Agent’s counsel in connection with such blue sky matters.

3.3 Certificates. The Subscriber hereby authorizes and directs the Company, upon each Closing in the Offering, to deliver the Notes and Warrants to be issued to such Subscriber pursuant to this Subscription Agreement either (a) to the Subscriber’s address indicated in the Questionnaire, or (b) directly to the Subscriber’s account maintained with the Placement Agent, if any.

3.4 Return of Funds. The Subscriber hereby authorizes and directs the Company to return any funds for unaccepted subscriptions to the same account from which the funds were drawn, including any customer account maintained with the Placement Agent.

IV.	CONDITIONS TO CLOSING. The Subscriber’s obligation to purchase the Units is subject to the satisfaction of the following conditions, any one or more of which may be waived or modified by the Placement Agent.

4.1 Due Diligence. The Placement Agent shall have completed its due diligence investigation of the Company, including, without limitation to, the Company’s financial statements, projections, business prospects, capital structure, contractual arrangements, and background searches.

4.2 Capitalization. There shall be outstanding at the closing (i) no more than 9 million shares of Common Stock issued and outstanding and no more than 12 million shares on a fully diluted basis as set forth in the Company’s most recent public filing and (ii) no debt outstanding except as set forth in such public filings, other than accounts payable and capital lease obligations incurred in the ordinary course of business.

4.3 Material Adverse Event. There shall not have occurred, at any time prior to the closing of this subscription (i) any domestic or international event, act or occurrence that has materially disrupted, or in the Subscriber’s opinion will in the immediate future materially disrupt, the securities markets; (ii) a general suspension of, or a general limitation on prices for, trading in securities on the New York Stock Exchange or the Nasdaq - Amex Stock Exchange; (iii) any outbreak of major hostilities or other national or international calamity; (iv) any banking moratorium declared by a state or federal authority; (v) any moratorium declared in foreign exchange trading by major international banks or other persons; (vi) any material interruption in the mail service or other means of communication within the United States; (vii) any material adverse change in the business, properties, assets, results of operations, or financial condition of the Company; or (viii) any material adverse change in the market for securities in general or in political, financial, or economic conditions.

V.	REGISTRATION RIGHTS

5.1 Automatic Registration. The Company hereby agrees with the holders of the Securities or their transferees (other than a transferee who acquires shares pursuant to Rule 144 or an effective registration statement) (collectively, the “Holders”) that in the event the Subsequent Financing does occur, the Company shall no later than four months following the date of the Initial Closing, prepare and file a registration statement under the 1933 Act with the SEC covering the resale of the Warrant Shares and, if applicable, the Bridge Shares (collectively, the “Reserved Shares”), and the Company will use its reasonable best efforts to cause such registration to become effective as soon as practicable thereafter.

5.2 Subsequent Financing Registration Rights. In the event that the Subsequent Financing does occur, the Holders shall be granted the registration rights with regard to the Warrant Shares, granted to the subscribers participating in the Subsequent Financing, on the terms and conditions set forth in the Subsequent Financing transaction documents.

5.3 Registration Procedures. To the extent required by Sections 5.1, the Company will:

(a) prepare and file with the SEC a registration statement with respect to such securities, and use its reasonable best efforts to cause such registration statement to become and remain effective;

(b) prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective;

(c) furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

(d) use its commercially reasonable efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as the Holders may reasonably request in writing within 20 days following the original filing of such registration statement, except that the Company shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

(e) notify the Holders, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(f) notify the Holders promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

(g) prepare and file with the SEC, promptly upon the request of any Holders, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for such Holders (and concurred in by counsel for the Company), is required under the 1933 Act or the rules and regulations thereunder in connection with the distribution of Common Stock by such Holders;

(h) prepare and promptly file with the SEC and promptly notify such Holders of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the 1933 Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; and

(i) advise the Holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

The Holders shall cooperate with the Company in providing the information necessary to effect the registration of their Reserved Shares, including completion of customary questionnaires. Failure to do so may result in exclusion of such Holders’ Reserved Shares from the registration statement.

5.4 Expenses.

(a) With respect to the any registration required pursuant to Section 5.1 hereof, all fees, costs and expenses of and incidental to such registration, inclusion and public offering (as specified in paragraph (b) below) in connection therewith shall be borne by the Company, provided, however, that the Holders shall bear their pro rata share of the underwriting discount and commissions and transfer taxes.

(b) The fees, costs and expenses of registration to be borne by the Company as provided in paragraph (a) above shall include, without limitation, all registration, filing, and NASD fees, printing expenses, fees and disbursements of counsel and accountants for the Company, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered and qualified (except as provided in 5.4(a) above). Fees and disbursements of counsel for the Holders and any other expenses incurred by the Holders not expressly included above shall be borne by the Holders (on a pro rata basis if and to the extent required by state securities laws).

5.5 Indemnification.

(a) The Company will indemnify and hold harmless each Holder of Reserved Shares which are included in a registration statement pursuant to the provisions of Sections 5.1 hereof, its directors and officers, and any underwriter (as defined in the 1933 Act) for such Holder and each person, if any, who controls such Holder or such underwriter within the meaning of the 1933 Act, from and against, and will reimburse such Holder and each such underwriter and controlling person with respect to, any and all loss, damage, liability, cost and expense to which such Holder or any such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expenses arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of such Holder, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

(b) Each Holder of Reserved Shares included in a registration pursuant to the provisions of Sections 5.1 hereof will indemnify and hold harmless the Company, its directors and officers, any controlling person and any underwriter from and against, and will reimburse the Company, its directors and officers, any controlling person and any underwriter with respect to, any and all loss, damage, liability, cost or expense to which the Company or any controlling person and/or any underwriter may become subject under the 1933 Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by or on behalf of such Holder specifically for use in the preparation thereof.

(c) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) or (b) of this Section 5.5 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph (a) or (b), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise under this Section except to the extent the defense of the claim is prejudiced. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, provided, however, if counsel for the indemnifying party concludes that a single counsel cannot under applicable legal and ethical considerations, represent both the indemnifying party and the indemnified party, the indemnified party or parties have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties; provided that there shall be no more than one such separate counsel. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action or (iii) the indemnifying party has, in its sole discretion, authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

VI.	MISCELLANEOUS

6.1 Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Subscription Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally, (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), or (c) one (1) business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Comdial Corporation

106 Cattlemen Road

Sarasota, Florida 34232

Telephone: (941) 922-3800

Facsimile: (941) 925-7989

Attention: Kenneth M. Clinebell, Senior Vice President and Chief Financial Officer

With a copy to:

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue

New York, New York 10166

Telephone: (212) 801-9323

Facsimile: (212) 801-6400

Attention: Alan I. Annex, Esq.

If to the Subscriber, to its address and facsimile number set forth at the end of this Subscription Agreement, or to such other address and/or facsimile number and/or to the attention of such other person as specified by written notice given to the Company five (5) days prior to the effectiveness of such change. Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission, or (c) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (a), (b) or (c) above, respectively.

6.2 Entire Agreement; Amendment. This Subscription Agreement supersedes all other prior oral or written agreements between the Subscriber, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Subscription Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Subscriber makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Subscription Agreement may be amended or waived other than by an instrument in writing signed by the Company and the holders of at least a majority of the principal amount of the

Notes then outstanding or if prior to the Closing, the Subscribers purchasing at least a majority of the Units to be purchased at the Closing, or if the Notes have been repaid or converted in full, the holders of at least a majority of the Reserved Shares then outstanding (the “Required Holders”). Without the written consent of all holders, no such amendment shall be effective to the extent that it applies to less than all of the holders of the Securities then outstanding on a uniform non-discriminatory basis or increases the liability of a holder.

6.3 Severability. If any provision of this Subscription Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Subscription Agreement in that jurisdiction or the validity or enforceability of any provision of this Subscription Agreement in any other jurisdiction.

6.4 Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Subscription Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the federal courts sitting in the Southern District of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Subscription Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Subscription Agreement or any transaction contemplated hereby.

6.5 Headings. The headings of this Subscription Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Subscription Agreement.

6.6 Successors And Assigns. This Subscription Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes and Warrants. The Company shall not assign this Subscription Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least a majority the Securities then outstanding, except by merger or consolidation. The Subscriber may assign some or all of its rights hereunder without the consent of the Company, provided, however, that any such assignment shall not release the Subscriber from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption, which consent shall not be unreasonably withheld.

6.7 Survival. The representations and warranties of the Company and the Subscriber contained in Articles I and II and the agreements set forth in this Article VI shall survive the Final Closing for a period of one year.

6.8 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Subscription Agreement and the consummation of the transactions contemplated hereby.

6.9 No Strict Construction. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party, notwithstanding anything herein to the contrary.

6.10 Legal Representation. The Subscriber acknowledges that: (a) it has read this Subscription Agreement and the exhibits hereto; (b) it understands that the Company has been represented in the preparation, negotiation, and execution of this Subscription Agreement by Greenberg Traurig, LLP, counsel to the Company; and that such counsel has not represented and is not representing it or any other Subscriber; (c) it has either been represented in the preparation, negotiation, and execution of this Subscription Agreement by legal counsel of its own choice, or has chosen to forgo such representation by legal counsel after being advised to seek such legal representation; and (d) it understands the terms and consequences of this Subscription Agreement and is fully aware of its legal and binding effect.

6.11 Confidentiality; Required Press Release. The Subscriber agrees that it shall keep confidential and not divulge, furnish or make accessible to anyone, the confidential information concerning or relating to the business or financial affairs of the Company, if any, contained in the Offering Documents to which it becomes privy until such information has been publicly disclosed by the Company or until such information is no longer confidential. The Company agrees promptly after the closing of the Final Closing, it shall issue a press release which shall set forth all of the material terms of the Placement, including pricing.

6.12 Counterparts. This Subscription Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

6.13 Notice to Residents of Florida: The Notes and the Warrants offered herein have not been registered with the Florida Division of Securities. Pursuant to Florida Statutes, Section 517.061(11)(a)(5), an investor may elect, within three (3) business days after delivery of their Subscription Agreement and the purchase price for the Notes and the Warrants, to withdraw their subscription and receive a full refund (without interest) of such purchase price. This withdrawal will be without any further liability to any person. To accomplish such withdrawal, an investor should send a letter or telegram to the Company, indicating the intention to withdraw, postmarked prior to the end of the third business day after delivery of funds to the

Company, return receipt requested, to ensure that it is received and to evidence the time when it is mailed. Any oral requests for rescission should be accompanied by a request for written confirmation that the oral request was received on a timely basis.

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IN WITNESS WHEREOF, the parties have executed this Subscription Agreement as of the day and year first written above.

SUBSCRIBER**:	CO-SUBSCRIBER**:

Signature of Subscriber	Signature of Co-Subscriber

Name of Subscriber [please print]	Name of Co-Subscriber [please print]

Address of Subscriber	Address of Co-Subscriber

Social Security or Taxpayer Identification Number of Subscriber	Social Security or Taxpayer Identification Number of Co-Subscriber

Name of Holder(s) as it should appear on the security certificates* [please print]

*       Please provide the exact names that you wish to see on the certificates

(1)    For individuals, print full name of subscriber.

(2)    For joint, print full name of subscriber and all co-subscribers.

(3)    For corporations, partnerships, LLC, print full name of entity, including “&,” “Co.,” “Inc.,” “etc.,” “LLC,” “LP,” etc.

(4)    For Trusts, print trust name (please contact your trustee for the exact name that should appear on the certificates).

(5)    For IRA account maintained at Commonwealth, print “Wexford Clearing Corp. as C/F FBO [client name].”

LRX- Subscriber’s Account Number at Commonwealth Associates, if applicable	Subscription Accepted: Comdial Corporation

Dollar Amount of Units Subscribed For: $	By: Name: Title:
$ Amount of Unit Subscription Accepted
** If Subscriber is a Registered Representative with an NASD member firm or an affiliated person of an NASD member firm, have the acknowledgment to the right signed by the appropriate party	The undersigned NASD member firm acknowledges receipt of the notice required by Rule 3040 of the NASD Conduct Rules.

Name of NASD Member

By Authorized Officer Accepted

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